Exhibit 3.5

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES D CUMULATIVE REDEEMABLE PARTICIPATING PREFERRED STOCK

OF ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this Certificate of Designations, Preferences and Rights of Series D Cumulative Redeemable Participating Preferred Stock (this “Certificate”).

Section 1. Number of Shares and Designation. 100 shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series D Cumulative Redeemable Participating Preferred Stock (the “Series D Preferred Stock”). Subject to and in accordance with the provisions of Section 9(b), the number of shares of Series D Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase or decrease, as the case may be, with the Secretary of State of the State of Delaware.

Section 2. Rank. Each share of Series D Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Series D Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise, (i) rank senior and prior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Series D Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that by its terms expressly ranks senior to the Series D Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the

Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Senior Securities”), and (iii) rank on parity with (v) the Series B Preferred Stock, (w) the Series C Preferred Stock, (x) the Series E Preferred Stock, (y) the Series F Preferred Stock and (z) each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, in each case without violation of this Certificate, that expressly provides that it ranks on parity with the Series D Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Section 3. Definitions.

(a)    As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Adjusted Outstanding Common Stock Amount” means the quotient of (i) the sum of (x) the number of issued and outstanding shares of Common Stock as of the Original Issuance Date, plus (y) the Series C Hypothetical Conversion Amount as of the Original Issuance Date, divided by (ii) the Reference Multiple.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 promulgated under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board Observer” has the meaning set forth in Section 9(c)(i)(B).

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified as, and expenses in respect of which are recognized as for, a capitalized lease for income statement reporting purposes in accordance with GAAP.

“Certificate” has the meaning set forth in the preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of any of the following:

(i)    any merger, sale, share exchange, consolidation, reorganization or other transaction or series of related transactions involving the Corporation after which holders of Common Stock immediately prior to such transaction do not own at least fifty percent (50%) of the combined voting power of the Voting Stock of the surviving entity;

(ii)    any acquisition by any Person or Group (other than the Corporation or its Subsidiaries or any of the Investors and/or their Affiliates) of Beneficial Ownership of at least thirty-five percent (35%) of the combined voting power of the Voting Stock of the Corporation (or any successor or parent entity thereof) immediately following such acquisition;

(iii)    any sale, lease or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole; or

(iv)    if, during any one (1) year period, individuals who, at the beginning of such period, were members of the Board of Directors (together with new members of the Board of Directors whose election or nomination was approved by such individuals or by any of the Investors and/or their Affiliates) cease for any reason (other than by actions taken by any of the Investors and/or their Affiliates) to constitute a majority of the Board of Directors then in office.

“Change of Control Effective Date” has the meaning set forth in Section 8(a).

“Change of Control Sale” has the meaning set forth in Section 8(a).

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(ii).

“Convertible Securities” means Indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Corporation” has the meaning set forth in the preamble.

“Debt Document” means any credit agreement, indenture, guarantee, security agreement, mortgage, deed of trust, letter of credit, reimbursement agreement, waiver, amendment or other contract, agreement, instrument or document relating to Indebtedness of the Corporation or its Subsidiaries.

“DGCL” has the meaning set forth in the preamble.

“Ex-Date” means, when used with respect to any distribution, the first date on which the Common Stock or other securities in question do not have the right to receive the distribution giving rise to an adjustment to the Reference Multiple.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excluded Stock” means (i) shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case, which is subject to the provisions of Section 11(a)(i) or Section 11(a)(ii), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock, which will be subject to the provisions of Section 11(a)(iii)) , (ii) shares of Common Stock (including shares of Common Stock issued upon exercise of Options and vesting of Company RSUs (as defined in the Investment Agreement) and Company PRSUs (as defined in the Investment Agreement)) and Options, Company RSUs (as defined in the Investment Agreement) and Company PRSUs (as defined in the Investment Agreement) for Common Stock issued to directors or employees of the Corporation pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors, (iii) shares of Common Stock issued upon the exercise of Company Warrants (as defined in the Investment Agreement) and the warrants issued pursuant to the Warrant Agreement (as defined in the Investment Agreement) and (iv) shares of Common Stock issued in connection with acquisitions of assets or securities of another Person (other than issuances to Persons that were Affiliates of the Corporation at the time that the agreement with respect to such issuance was entered into) which, individually or in the aggregate, do not exceed $50,000,000.

“First Lien Notes” has the meaning set forth in the Stockholders’ Agreement.

“GAAP” has the meaning set forth in the Stockholders’ Agreement. For purposes of this Certificate, unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Certificate shall be made, in accordance with GAAP, consistently applied.

“Governmental Entity” means any transnational, multinational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“Group” means any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Holder” means, at any time, any Person in whose name shares of Series D Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series D Preferred Stock for the purpose of making payment and for all other purposes.

“Indebtedness” has the meaning set forth in the Investment Agreement.

“Initial Reference Multiple” means 1.00.

“Interest Rate Contract” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar interest rate agreement or arrangement, as to which such Person is a party or a beneficiary.

“Investment Agreement” means the Investment Agreement, dated as of May 1, 2017, by and among the Corporation, Elliott Associates, L.P. and Brockdale Investments LP, as amended from time to time.

“Investor” means, collectively, investment vehicles affiliated with or managed by Elliott Management Corporation.

“Issuance Date” means, with respect to a share of Series D Preferred Stock, the date of issuance of such share of Series D Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Law” means any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Entity.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, priority or other security agreement or similar arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease Obligation or other title retention agreement).

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Value” means, with respect to a share of Series D Preferred Stock as of a date of determination, the product of (i) the Series D Hypothetical Conversion Amount as of such date of determination, multiplied by (ii) the Trading Price as of such date of determination.

“Market Price” means, with respect to a share of Common Stock on a date of determination, (i) if such security is on such date of determination listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the volume weighted average price per share (as reported on Bloomberg based, in the case of a listed security, on composite transactions for the principal U.S. national or regional securities exchange on which such security is listed or quoted) of such security for the period of twenty (20) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate), or (ii) if such security is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the fair market value of such security on the date of determination, as determined by mutual agreement of the Corporation and Holders of a majority of the outstanding shares of Series D Preferred Stock; provided that, if the Corporation and Holders of a majority of the outstanding shares of Series D Preferred Stock do not agree on the fair market value of such security within five (5) business days, the fair market value of such security shall be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors and (y) been consented to by Holders of a majority of the outstanding shares of Series D Preferred Stock, such consent not to be unreasonably withheld.

“Maturity Date” has the meaning set forth in Section 6(a).

“New ABL Facility” means the “New ABL Facility”, as such term is defined in the Investment Agreement, as such facility may be amended, restated, supplemented, modified or replaced from time to time, so long as such amendment, restatement, supplement, modification or replacement would not (i) result in the principal amount of Indebtedness at any time outstanding thereunder being greater than the sum of (x) the principal amount of the outstanding loans under the New ABL Facility (as in effect if and when first entered into in accordance with the Investment Agreement) to the extent the proceeds thereof were used for the Refinancing (as defined in the Investment Agreement) and the payment of the amounts referred to in clause (y) of the definition of New ABL Facility in the Investment Agreement plus (y) $40,000,000, (ii) include provisions relating to the ability of the Corporation or its Subsidiaries to pay Participating Dividends in accordance with this Certificate or any amounts due pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the New ABL Facility as in effect if and when first entered into in accordance with the Investment Agreement, or (iii) otherwise reasonably be expected to be materially adverse to the interests of the Preferred Holders.

“Operating Lease” of a Person means any lease of property (other than a Capitalized Lease Obligation) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Optional Redemption” has the meaning set forth in Section 6(b).

“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

“Parity Securities” has the meaning set forth in Section 2.

“Participating Dividends” has the meaning set forth in Section 4(a)(i).

“Permitted Divestiture” has the meaning set forth in the Stockholders’ Agreement.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Preferred Aggregate Liquidation Value” means, as of any date of determination, the sum of (i) the aggregate Series B Liquidation Value, plus (ii) the aggregate Series C Liquidation Value, plus (iii) the aggregate Liquidation Value of the Series D Preferred Stock, plus (iv) the aggregate Series E Liquidation Value, plus (v) the aggregate Series F Liquidation Value.

“Preferred Holders” means, collectively, the Holders of the Series D Preferred Stock, the Series B Preferred Holders, the Series C Preferred Holders, the Series E Preferred Holders and the Series F Preferred Holders.

“Preferred Requisite Vote” means the affirmative vote or written consent of Preferred Holders that hold issued and outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock, voting separately as a single class without regard to class or series, representing a majority of the Preferred Aggregate Liquidation Value.

“Preferred Stock” has the meaning set forth in the preamble.

“Preferred Stock Director” has the meaning set forth in Section 9(c)(i)(A).

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof (other than, if applicable, the Investor) pursuant to any tender offer or exchange offer subject to section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while any shares of Series D Preferred Stock are outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “effective date” of a Pro Rata Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchased Shares” has the meaning set forth in Section 11(a)(v).

“Redemption” has the meaning set forth in Section 6(b).

“Redemption Agent” means a bank or trust company in good standing, organized under the Laws of the United States of America or any jurisdiction thereof that has a combined capital and surplus of at least $500 million (or if such bank or trust company is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $500 million), provided that if such bank or trust company publishes reports of condition at least annually, pursuant to Law or to the requirements of any supervising or examining authority, then for the purposes of this definition, the combined capital and surplus of such bank or trust company shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Redemption at Maturity” has the meaning set forth in Section 6(a).

“Redemption Date” has the meaning set forth in Section 6(d).

“Redemption Notice” has the meaning set forth in Section 6(d).

“Redemption Price” has the meaning set forth in Section 6(c).

“Reference Multiple” means the Initial Reference Multiple, as adjusted pursuant to Section 11, provided that such number shall for all purposes of this Certificate be rounded to the nearest one thousandth decimal place as necessary.

“Register” means the securities register maintained in respect of the Series D Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Reorganization Event” means any of the following transactions:

(i)    any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Corporation with any Person;

(ii)    any reclassification, recapitalization or reorganization of the Common Stock into securities other than the Common Stock; or

(iii)    any direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (including, without limitation, in connection with any Liquidation) by the Corporation of all or substantially all of its assets, business or rights.

“Requisite Investor Holding Amount” means, as of any date of determination, equity securities of the Corporation (including shares of Series D Preferred Stock but excluding any Warrants (as defined in the Stockholders’ Agreement)) representing at least five percent (5%) of the sum of (i) the aggregate Liquidation Value, plus (ii) the product of (x) the number of then issued and outstanding shares of Common Stock, multiplied by (y) the Trading Price.

“Secured Notes” has the meaning set forth in the Stockholders’ Agreement.

“Senior Securities” has the meaning set forth in Section 2.

“Series B Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series B Cumulative Redeemable Preferred Stock.

“Series B Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series B Certificate of Designations.

“Series B Preferred Holder” means a “Holder” of Series B Preferred Stock, as such term is defined in the Series B Certificate of Designations.

“Series B Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series B Cumulative Redeemable Preferred Stock.

“Series B Redemption” means a “Redemption”, as such term is defined in the Series B Certificate of Designations.

“Series C Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series C Cumulative Redeemable Participating Preferred Stock.

“Series C Hypothetical Conversion Amount” means the “Series C Hypothetical Conversion Amount”, as such term is defined in the Series C Certificate of Designations.

“Series C Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series C Certificate of Designations.

“Series C Preferred Holder” means a “Holder” of Series C Preferred Stock, as such term is defined in the Series C Certificate of Designations.

“Series C Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series C Cumulative Redeemable Participating Preferred Stock.

“Series C Redemption” means a “Redemption”, as such term is defined in the Series C Certificate of Designations.

“Series D Hypothetical Conversion Amount” means, with respect to a share of Series D Preferred Stock as of any date of determination, a number of shares of Common Stock equal to the quotient of (i) the product of (x) 4.01%, multiplied by (y) the Adjusted Outstanding Common Stock Amount, divided by (ii) the number of issued and outstanding shares of Series D Preferred Stock as of such date of determination.

“Series D Preferred Stock” has the meaning set forth in Section 1.

“Series E Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series E Cumulative Redeemable Preferred Stock.

“Series E Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series E Certificate of Designations.

“Series E Preferred Holder” means a “Holder” of Series E Preferred Stock, as such term is defined in the Series E Certificate of Designations.

“Series E Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series E Cumulative Redeemable Preferred Stock.

“Series E Redemption” means a “Redemption”, as such term is defined in the Series E Certificate of Designations.

“Series F Certificate of Designations” means the Corporation’s Certificate of Designations, Preferences and Rights of Series F Cumulative Redeemable Preferred Stock.

“Series F Liquidation Value” means the “Liquidation Value”, as such term is defined in the Series F Certificate of Designations.

“Series F Preferred Holder” means a “Holder” of Series F Preferred Stock, as such term is defined in the Series F Certificate of Designations.

“Series F Preferred Stock” means the Corporation’s series of Preferred Stock designated as Series F Cumulative Redeemable Preferred Stock.

“Series F Redemption” means a “Redemption”, as such term is defined in the Series F Certificate of Designations.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 2, 2017, by and among the Corporation, Elliott Associates, L.P. and Brockdale Investments LP, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests which have by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Trading Day” means, if the Common Stock is at that time listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, a day on which such exchange or market is open for the transaction of business.

“Trading Price” means, as of any date of determination, the Market Price of a share of Common Stock as of such time, provided that if the Common Stock is at that time listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, and the closing price of a share of Common Stock on such exchange or over-the-counter market on such date of determination is higher than the Market Price of a share of Common Stock, then such closing price shall be deemed the Trading Price.

“Triggering Event” means (i) the Corporation’s failure for any reason to redeem or repurchase shares of Series D Preferred Stock in compliance with Section 6 or Section 8, (ii) the Corporation’s failure for any reason to comply with any restrictions set forth in this Certificate relating to dividends or distributions upon any Junior Securities, (iii) the Corporation taking any action described in Section 9(b) without the prior Preferred Requisite Vote, (iv) the Corporation’s failure to maintain the listing of the Common Stock on the New York Stock Exchange (or its successor) or another U.S. national securities exchange or automated inter-dealer quotation system (or its successor), provided that in the case of this clause (iv), any such failure shall not be deemed a Triggering Event unless it continues for a period of one year from the date of delisting or (v) the Corporation’s breach of its obligations under Section 2.7(c) of the Stockholders’ Agreement.

“Triggering Event Director” has the meaning set forth in Section 9(c)(ii).

“Triggering Event Vacancies” has the meaning set forth in Section 9(c)(ii).

“Voting Stock” means, with respect to any Person, Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors (or similar governing body) of such Person (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than common equity) shall have or might have voting power by reason of the happening of any contingency).

(b)    In addition to the above definitions, unless the context requires otherwise:

(i)    any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii)    the words “including”, “includes”, “included” and “include” are deemed to be followed by the words “without limitation”;

(iii)    references to “$” or “Dollars” means the lawful coin or currency of the United States of America; and

(iv)    references to “Section” are references to Sections of this Certificate.

Section 4. Dividends.

(a)    The Holders of the issued and outstanding shares of Series D Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

(i)    Holders of shares of Series D Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all cash dividends paid on the shares of Common Stock as if immediately prior to each Common Stock Dividend Record Date, each share of Series D Preferred Stock then outstanding was converted into a number of shares of Common Stock equal to the Series D Hypothetical Conversion Amount as of such date. Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Series D Preferred Stock. Other than in respect of dividends paid in cash on the shares of Common Stock as and to the extent provided for in this Section 4(a)(i), Holders of shares of Series D Preferred Stock shall not be entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

(ii)    Each Participating Dividend shall be paid pro rata to the Holders of shares of Series D Preferred Stock entitled thereto. Each Participating Dividend shall be payable to the Holders of Series D Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends, which shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”).

Section 5. Liquidation Rights.

(a)    In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including, without limitation, the Common Stock, for such Holder’s shares of Series D Preferred Stock in an amount equal to the aggregate Liquidation Value of such shares as of the date of the Liquidation.

(b)    In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Series D Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c)    A Change of Control (other than in connection with the liquidation, dissolution or winding up of its business) shall not by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Redemption.

(a)    Upon the eighth (8th) anniversary of the Original Issuance Date (the “Maturity Date”), the Corporation shall redeem all of the issued and outstanding shares of Series D Preferred Stock (the “Redemption at Maturity”).

(b)    Following the latest to occur of (i) the earlier of (x) a Series F Redemption with respect to all issued and outstanding shares of Series F Preferred Stock and (y) the redemption, retirement or payment in full of any issued and outstanding First Lien Notes, (ii) the earlier of (x) a Series E Redemption with respect to all issued and outstanding shares of Series E Preferred Stock and (y) the redemption, retirement or payment in full of any issued and outstanding Secured Notes, (iii) a Series B Redemption with respect to all issued and outstanding shares of Series B Preferred Stock and (iv) a Series C Redemption with respect to all issued and outstanding shares of Series C Preferred Stock, the Corporation shall have the right, at any time or from time to time, to redeem all or any portion of the issued and outstanding shares of Series D Preferred Stock, exercisable by delivery of a Redemption Notice pursuant to Section 6(d) (a “Optional Redemption”, and any Redemption at Maturity or Optional Redemption, a “Redemption”), provided that (i) the Corporation shall not have the right to redeem less than all of the issued and outstanding shares of Series D Preferred Stock in any Optional Redemption unless the aggregate Redemption Price (as defined below) payable in such Optional Redemption exceeds $5,000,000 and (ii) the Corporation shall not have the right to redeem any shares of Series D Preferred Stock unless the Board of Directors determines that it is not reasonably likely that the Corporation will enter into or consummate a Change of Control transaction within twelve (12) months following the proposed Redemption Date.

(c)    Any Optional Redemption shall be subject to the terms, conditions and provisions of the Debt Documents then in effect. Any Redemption shall be at a purchase price per share, payable in cash, equal to the Liquidation Value (the “Redemption Price”).

(d)    The Corporation shall deliver notice of any Redemption (the “Redemption Notice”), by first-class mail, postage prepaid, addressed to the Holders of the Series D Preferred Stock as they appear in the Register as of the date of such Redemption Notice, stating the following: (A) the date of such Redemption (the “Redemption Date”); (B) the per share and aggregate Redemption Price of such Holder’s applicable shares of Series D Preferred Stock; (C) the name of the Redemption Agent to whom, and the address of the place where, the applicable shares of Series D Preferred Stock are to be surrendered for payment of the applicable Redemption Price and a description of the procedure that a Holder must follow to have such shares of Series D Preferred Stock redeemed; and (D) that Participating Dividends on any share to be redeemed will cease to accrue on the Redemption Date, subject to Section 6(g). Following delivery of the Redemption Notice by the Corporation in accordance with this Section 6(d), the Corporation shall redeem, or shall cause to be redeemed, all then issued and outstanding shares of Series D Preferred Stock on the Redemption Date (or, if applicable in connection with an Optional Redemption, such lesser number of issued and outstanding shares of Series D Preferred Stock as may be specified in the Redemption Notice).

(e)    On or prior to the Redemption Date, the Corporation shall deposit with the applicable Redemption Agent in trust funds consisting of cash or cash equivalents sufficient to pay the aggregate Redemption Price for the shares of Series D Preferred Stock to be redeemed on the applicable Redemption Date. The deposit in trust with the Redemption Agent shall be irrevocable as of the Redemption Date, except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any such deposit. Notwithstanding the deposit of such funds with the Redemption Agent, the Corporation shall remain liable for the payment of the applicable Redemption Price to the extent such Redemption Price is not paid as provided herein. Subject to Section 6(g), if on or prior to the Redemption Date, the Corporation shall have deposited in accordance with this Section 6(e) money in immediately available funds, designated for the redemption of the shares of Series D Preferred Stock to be redeemed on the Redemption Date and sufficient to pay the aggregate Redemption Price as of the Redemption Date for the applicable shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series D Preferred Stock (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares.

(f)    The Redemption Agent on behalf of the Corporation shall pay the applicable Redemption Price on the later to occur of (A) the Redemption Date and (B) the date on which surrender of the certificates representing the shares of Series D Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation) occurs; provided that if such certificates are lost, stolen or destroyed, the Corporation may require such Holder to indemnify the Corporation, in a reasonable amount and in a reasonable manner, and post a customary bond in respect of such indemnity, prior to paying such Redemption Price.

(g)    Notwithstanding anything to the contrary in this Certificate, if a Redemption Notice is given by the Corporation in accordance with Section 6(d) and the funds of the Corporation legally available to redeem the shares of Series D Preferred Stock on the Redemption Date specified in such notice are insufficient to redeem such shares, then, without limiting any other consequence hereunder, the Corporation shall (i) purchase the maximum number of shares of Series D Preferred Stock that may be purchased with legally available funds, on a pro rata basis, and (ii) purchase any remaining shares, on a pro rata basis, as soon as it has any additional legally available funds. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, in the event that the Holders of the Series D Preferred Stock have properly surrendered the certificates representing all shares of Series D Preferred Stock to be redeemed on the Redemption Date and the Redemption Agent, on behalf of the Corporation, does not pay the applicable Redemption Price in full on the Redemption Date, then such shares of Series D Preferred Stock not redeemed on the Redemption Date will remain outstanding following the Redemption Date and will be entitled to all of the powers, designations, preferences and other rights provided herein until such time as the applicable Redemption Price is paid in full.

(h)    In the event that the Corporation does not exercise its Optional Redemption right and the Redemption Price is not for any reason paid in full to the Holders of the Series D Preferred Stock on the Maturity Date, or in the event of a Triggering Event following which the Corporation fails for any reason within ninety (90) days to appoint

Triggering Event Directors, the Corporation shall, upon request of the Preferred Holders acting with the Preferred Requisite Vote, engage one or more financial advisors (as selected by the Corporation from a group of at least three (3) financial advisors identified by the Corporation but that are subject to reasonable approval by the Preferred Holders making such request) to undertake a review of strategic alternatives (including a potential sale of the Corporation) to generate the legally available funds required in order to pay the applicable Redemption Price in full.

Section 7. Reorganization Events.

(a)    Treatment of Series D Preferred Stock upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Corporation is the surviving company in such Reorganization Event, each share of Series D Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding following such Reorganization Event (or be exchanged for an equivalent share of Series D Preferred Stock governed by the terms herein); or (ii) if the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each share of Series D Preferred Stock outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided herein (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Reorganization Event as compared to immediately prior to such Reorganization Event).

(b)    Successive Reorganization Events. The provisions of this Section 7 shall similarly apply to successive Reorganization Events.

(c)    Notice of Reorganization Events. The Corporation (or any successor) shall, within ten (10) days following the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event. Failure to deliver such notice shall not affect the operation of this Section 7.

(d)    Requirements of Reorganization Events. The Corporation shall not, without the consent of the Preferred Holders acting with the Preferred Requisite Vote, enter into any agreement for or permit consummation of any transaction or series of transactions constituting a Reorganization Event, unless the surviving successor, transferee or lessee entity, as the case may be (if not the Corporation), expressly assumes, as part of the terms of such Reorganization Event, the due and punctual performance and observance of each and every covenant and condition of this Certificate to be performed and observed by the Corporation.

Section 8. Change of Control Sale.

(a)    Change of Control Sale. In the event of a Change of Control, each Holder of shares of Series D Preferred Stock shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is twenty (20) Business Days after the later of (x) receipt of written notice contemplated by Section 8(c) and (y) the Change of Control Effective Date, to require the Corporation to purchase, all or any portion of its shares of Series D Preferred Stock at a purchase price per share, payable in cash, equal to the Liquidation Value (a “Change of Control Sale”).

(b)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating any Change of Control (or, if later, promptly after the Corporation discovers that the Change of Control will occur or has occurred), the Corporation shall deliver to each Holder (as they appear in the Register) a written notice setting forth a description of the anticipated Change of Control and the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, registration statement, form or report disclosing a Change of Control was filed).

(c)    Final Change of Control Notice. On or prior to the Change of Control Effective Date (or, if later, promptly after the Corporation discovers that the Change of Control has occurred), the Corporation shall deliver to each Holder (as they appear in the Register) a written notice setting forth:

(i)    the date, which shall be no earlier than the twentieth (20th) Business Day after the Change of Control Effective Date (or, if later, the date of delivery of such notice), prior to which the Change of Control Sale option must be exercised; and

(ii)    the amount of cash payable per share of Series D Preferred Stock in accordance with Section 8(a) and the purchase date for such shares (which purchase date will be the effective date of such Change of Control Sale if the Change of Control Sale option is exercised), which shall be no greater than ten (10) Business Days following the date by which such option must be exercised.

(d)    Change of Control Sale Procedure. A Holder may exercise a Change of Control Sale option upon receipt of a notice pursuant to Section 8(b) or Section 8(c) above, the effectiveness of which shall be contingent upon the Change of Control Effective Date. To exercise a Change of Control Sale option, a Holder must, no later than 5:00 p.m., New York City time, on the date by which such option must be exercised, surrender to the Corporation the certificate or certificates representing the shares of Series D Preferred Stock to be sold (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) and indicate that it is exercising its Change of Control Sale option.

(e)    Delivery upon Change of Control Sale. Upon a Change of Control Sale, the Corporation shall deliver or cause to be delivered to the Holder by wire transfer the purchase price payable upon the purchase by the Corporation of such Holder’s shares of Series D Preferred Stock. Upon delivery of the purchase price for shares of Series D Preferred Stock purchased pursuant to Holder elections under this Section 8 in connection with a Change of Control Sale in accordance with the preceding sentence, from and after such payment, such shares of Series D Preferred Stock shall no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series D Preferred Stock shall cease and terminate with respect to such shares.

(f)    Priority in a Change of Control. For the avoidance of doubt, if notice regarding the exercise of a Change of Control Sale option is provided pursuant to Section 8(d) prior to the Change of Control Effective Date, such Holder shall have priority in right of payment of such amount over any payment to Junior Securities in connection with such Change of Control transaction.

(g)    Insufficient Legally Available Funds. If, on the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8, the Corporation (including any successor thereto in such Change of Control transaction) does not have sufficient legally available funds to purchase all shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock surrendered in connection with such Change of Control Sale in accordance with this Section 8, then, without limiting any other consequences hereunder, (i) the Corporation shall purchase the maximum number of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock that may be purchased with such legally available funds, on a pro rata basis based on the Preferred Aggregate Liquidation Value, and (ii) except to the extent a Holder withdraws its exercise of the Change of Control Sale option with respect to unpurchased shares, the Corporation shall purchase any remaining shares, on a pro rata basis, as soon as it has any additional legally available funds. Notwithstanding the foregoing, if the Corporation does not have legally available funds that are available to purchase all shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock that Holders have elected to be purchased, or otherwise fails to comply with any provisions of this Section 8, the price per share for any share of Series D Preferred Stock purchased pursuant to clause (ii) above after the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8 (disregarding this Section 8(g)) shall be increased by the amount of any increase to the Liquidation Value between the date on which the Change of Control Sale is otherwise to occur and the date of such purchase.

(h)    Partial Change of Control Sale. If a portion, but less than all, of the shares of Series D Preferred Stock represented by a certificate held by any Holder are purchased in accordance with this Section 8 on any particular date, the Corporation shall promptly thereafter issue to such Holder a new certificate representing the remaining shares of Series D Preferred Stock held by such Holder.

Section 9. Voting Rights.

(a)    General. The Holders of shares of Series D Preferred Stock shall not be entitled to vote on any matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law.

(b)    Class Voting Rights. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the Preferred Requisite Vote:

(i)    amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Certificate or the Bylaws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series D Preferred Stock;

(ii)    declare, pay or set aside for payment any dividends or distributions upon any Junior Securities;

(iii)    repurchase, redeem or otherwise acquire any Junior Securities for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, other than repurchases from employees, officers or directors of the Corporation or any of its Subsidiaries in the ordinary course of business pursuant to any of the agreements or plans of the Corporation or any of its Subsidiaries in effect as of the Original Issuance Date to the extent that, in each case, (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including for these purposes the aggregate Liquidation Value of the Series D Preferred Stock), (B) immediately after such action the Corporation, in its good faith judgment, would be able to pay all of its debts (including the aggregate Liquidation Value of the Series D Preferred Stock) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable Law;

(iv)    authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities or Parity Securities, including any security convertible into, or exchangeable or exercisable for, any of the foregoing;

(v)    increase or decrease the authorized number of shares of Series D Preferred Stock (except for the cancellation and retirement of shares set forth in Section 12(b)) or issue additional shares of Series D Preferred Stock;

(vi)    (1) amend, restate, supplement, modify or replace any Debt Document in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay Participating Dividends pursuant to this Certificate or any amounts due pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the Debt Documents in effect as of the Original Issuance Date or (2) enter into any agreements or arrangements relating to Indebtedness or otherwise containing provisions relating to the ability of the Corporation or its Subsidiaries to pay Participating Dividends pursuant to this Certificate or any amounts due pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the New ABL Facility, as in effect of and when first entered into in accordance with the Investment Agreement (or subsequently amend, restate, supplement or otherwise modify any such agreements or arrangements in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay Participating Dividends pursuant to this Certificate or any amounts pursuant to Section 6 or Section 8 that are more restrictive than those set forth in the New ABL Facility, as in effect of and when first entered into in accordance with the Investment Agreement);

(vii)    incur any Indebtedness (or enter into any factoring, securitization or other similar off-balance sheet arrangement) other than (a) borrowings under the New ABL Facility in an aggregate principal amount as may be needed (x) to redeem the Series F Preferred

Stock and/or the Series E Preferred Stock; provided that such Series F Preferred Stock and/or Series E Preferred Stock, as applicable, are redeemed concurrently with the borrowing of such loans under the New ABL Facility in accordance with the Series F Certificate of Designations and/or the Series E Certificate of Designations, as applicable, (y) to fund the payment of the amounts referred to in clause (y) of the definition of New ABL Facility in the Investment Agreement and (z) to fund ordinary course business activities and seasonal fluctuations in cash for working capital needs or other general corporate purposes in an aggregate principal amount not to exceed $40,000,000, (b) Indebtedness related to co-borrower or guaranty obligations of the Corporation or its Subsidiaries with respect to loans or leases obtained by independent contractors of the Corporation or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers; provided that the aggregate amount of all such Indebtedness, together with the aggregate amount of loans to, or other investments in, independent contractors or other investments made by the Corporation or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers, shall not exceed $15,000,000 at any one time outstanding, (c) Indebtedness in respect of Capitalized Lease Obligations or incurred to finance all or part of the cost of acquiring property; provided that the aggregate amount of all such Indebtedness shall not exceed $35,000,000 at any one time outstanding and any Liens in respect thereof shall attach only to the property being leased or acquired, (d) Indebtedness incurred in respect of netting services and overdraft protection in connection with deposit accounts, in each case, in the ordinary course of business, (e) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business, (f) endorsements for collection or deposit and standard contractual indemnities entered into in the ordinary course of business, (g) intercompany Indebtedness between the Corporation and its Subsidiaries incurred in the ordinary course of business, (h) Indebtedness arising under Interest Rate Contracts incurred for bona fide hedging purposes and not for speculation, (i) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations, (j) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies to the agent under the New ABL Facility or other Indebtedness otherwise permitted hereunder, (k) Contingent Obligations related to guaranty obligations of the Corporation or any of its Subsidiaries with respect to Operating Leases of the Corporation’s domestic Subsidiaries for terminal facilities and other contract obligations (other than Indebtedness) of the Corporation’s domestic Subsidiaries not prohibited by this Certificate so long as the same remains Contingent Obligations, (l) earn-out obligations representing payments required to be made pursuant to Section 1.7 of the Partnership Interest Purchase and Sale Agreement dated as of July 28, 2015, by and among Roadrunner Truckload Holdings, LLC, the Corporation, Stagecoach Cartage and Distribution LP and the “sellers” named therein, in an aggregate amount not to exceed $5,000,000, (m) letters of credit outstanding as of the Issuance Date (and extensions thereof so long as any Liens in respect thereof shall attach only to cash collateral), and (n) other Indebtedness (excluding Indebtedness described in clauses (a) through (m) above) in an aggregate amount not to exceed $7,500,000 at any one time outstanding; or

(viii)    for a period of six (6) months from the Original Issuance Date, sell, transfer, dispose of or divest any assets, properties, rights, interests or businesses in any single transaction or series of related transactions with an aggregate value equal to or exceeding $10,000,000, except for a Permitted Divestiture.

(c)    Special Voting Rights.

(i)    Preferred Stock Directors; Board Observer.

(A)    From and after the date when all applicable waiting periods (and any extension thereof) prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or been terminated, for so long as (x) any shares of Series B Preferred Stock or Series C Preferred Stock are issued and outstanding and (y) the Investor holds shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock collectively representing a majority of the Preferred Aggregate Liquidation Value, the Preferred Holders shall have the exclusive right, acting with the Preferred Requisite Vote, to nominate and elect two (2) individuals selected by the Preferred Holders, or to require the Board of Directors to fill two (2) vacancies in the Board of Directors with individuals selected by the Preferred Holders, to serve as, respectively, a Class II director and a Class III director of the Corporation (as such terms are used in the Certificate of Incorporation) (the “Preferred Stock Directors”). Until such time as all Series B Preferred Stock has been redeemed, the Corporation shall, upon the request of the Preferred Holders, acting with the Preferred Requisite Vote, cause each of the Compensation Committee of the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors to include one Preferred Stock Director, in each case, to the extent permitted under applicable requirements of the New York Stock Exchange (or its successor) (or such other U.S. national securities exchange or automated inter-dealer quotation system (or its successor) on which the Corporation’s securities may be listed) or applicable Law. At any time that the Preferred Holders no longer have the right to nominate and elect two (2) Preferred Stock Directors pursuant to this Section 9(c)(i)(A), the Preferred Holders shall, acting with the Preferred Requisite Vote, select one (1) Preferred Stock Director who shall resign promptly thereafter.

(B)    From and after the date when all applicable waiting periods (and any extension thereof) prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or been terminated and following such time as all Series B Preferred Stock and all Series C Preferred Stock has been redeemed, and until such time as all Series D Preferred Stock is redeemed, for so long as the Investor holds the Requisite Investor Holding Amount, the Preferred Holders shall have the exclusive right acting with the Preferred Requisite Vote, to (i) nominate and elect one (1) Preferred Stock Director, and (ii) designate one individual to act as an observer to the Board of Directors (a “Board Observer”), who shall be entitled to entitled to attend meetings of the board and to receive all information provided to the Board of Directors (including, without limitation, minutes of previous meetings of the Board of Directors). Subject to Section 9(c)(i)(A), any time that the Preferred Holders no longer have the right to nominate and elect one (1) Preferred Stock Director pursuant to this Section 9(c)(i)(B), the then-acting Preferred Stock Director shall resign promptly thereafter.

(C)    Each Preferred Stock Director shall be entitled to one (1) vote on any matter considered by the Board of Directors. So long as the Preferred Holders are entitled to elect any Preferred Stock Directors, any vacancy in the position of any such Preferred Stock Director may be filled only with the Preferred Requisite Vote. In the event of any change in the size of the Board of Directors at a time when the Preferred Holders are entitled to nominate and elect any Preferred Stock Directors, the number of Preferred Stock Directors shall be proportionately adjusted, concurrently with any such change in the size of the Board of Directors, such that the proportion of Board of Directors represented by the Preferred Stock Directors remains at least equal to (i) if such change is at a time when the Preferred Holders are entitled to nominate two Preferred Stock Directors, the proportion of the Board of Directors represented by the Preferred Stock Directors on the date the Preferred Holders first have the right to nominate Preferred Stock Directors pursuant to Section 9(c)(i)(A) (assuming for this purpose no increase in the size of the Board of Directors between the date of the Investment Agreement and such date except as contemplated by Section 4.10 of the Investment Agreement) and (ii) if such change is at a time when the Preferred Holders are entitled to nominate only one Preferred Stock Director, the proportion of the Board of Directors represented by the Preferred Stock Directors upon the redemption of all Series B Preferred Stock and all Series C Preferred Stock.

(D)    Notwithstanding anything herein to the contrary, the Preferred Holders may designate one or two Board Observers, as appropriate, in lieu of electing any Preferred Stock Director(s) pursuant to Section 9(c)(i)(A) or Section 9(c)(i)(B). Any Board Observer(s) shall not have voting rights or fiduciary obligations to the Corporation or its stockholders but shall be bound by the same confidentiality obligations as the members of the Board of Directors. Without limiting other circumstances in which the Preferred Stock Directors and any Board Observer(s) may be required to recuse themselves under applicable Law, the Preferred Stock Directors and any Board Observer(s) shall recuse themselves from any decisions of the Board of Directors regarding (i) whether to exercise any rights of optional redemption with respect to any series of Preferred Stock or (ii) any dispute with the Investor with respect to the Investment Agreement; provided, however, that, in each case, prior to any vote upon or discussion of any such action or determination, the Preferred Stock Directors shall be afforded the right to present to the Board of Directors their opinion(s), and the basis for such opinion(s), with respect to such determination.

(ii)    In the event of any Triggering Event, subject to applicable rules of the New York Stock Exchange (or its successor) or such other U.S. national securities exchange or automated inter-dealer quotation system (or its successor), including, without limitation independent director requirements, the number of directors constituting the Board of Directors shall be increased such that the number of vacancies on the Board of Directors resulting from such increase (the “Triggering Event Vacancies”), together with the Preferred Stock Directors (to the extent then serving on the Board of Directors), constitutes a majority of the Board of Directors. To the extent the Board of Directors is classified, the Triggering Event Vacancies shall be allocated proportionately to each class of directors so that the number of directors in each class shall be as nearly equal in number as possible. The Preferred Holders shall have the right, acting with the Preferred Requisite Vote, to nominate and elect individuals selected by the Preferred Holders to fill such Triggering Event Vacancies and thereby serve as directors of the Corporation, or to require the Board of Directors to act to fill such Triggering Event Vacancies with individuals selected by such Preferred Holders, to serve as directors of the Corporation, and the size of the Board of Directors shall be increased as needed. Each such director so elected is referred to as a “Triggering Event Director”. In case any vacancy in the office of a Triggering Event Director occurs (other than prior to the initial election of the Triggering Event Directors), the vacancy may be filled by the written consent of the Triggering Event Directors remaining in office, or if none remains in office, by the Preferred Holders acting with a Preferred Requisite Vote, to serve until the next annual meeting of the stockholders (or, if the Board of Directors is classified, until the conclusion of the term of the applicable class of directors). When a Triggering Event is no longer continuing, then the right of the Preferred Holders to elect the Triggering Event Directors will cease, the terms of office of the Triggering Event Directors will immediately terminate and the number of directors constituting the Board of Directors will be reduced accordingly (in each case, subject to the provisions for the vesting of the special vesting rights pursuant to this Section 9(c)(ii) upon any subsequent Triggering Event). The Triggering Event Directors shall each be entitled to one (1) vote per director on any matter considered by the Board of Directors.

(iii)    Except as provided in the Investment Agreement, the election of the Preferred Stock Directors and, if applicable, the Triggering Event Directors (if not effected by action of the Board of Directors as contemplated above) will take place at any applicable annual meeting of the stockholders or at any special meeting of the Preferred Holders called as provided herein. The secretary of the Corporation may, and upon the written request of Preferred Holders holding issued and outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock representing at least twenty percent (20%) of the Preferred Aggregate Liquidation Value (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), call a special meeting of the Preferred Holders for the election of the Preferred Stock Directors and, if applicable, the Triggering Event Directors to be elected by them as provided in Section 9(c)(ii). The Corporation shall enter into customary indemnification agreements with the Preferred Stock Directors in form reasonably acceptable to the designating Preferred Holders.

(iv)    Notice for a special meeting of the Preferred Holders will be given in a similar manner to that provided in the Bylaws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within twenty (20) days after receipt of any such request therefor, then any Preferred Holder may (at the expense of the Corporation) call such meeting, upon notice as provided in this Section 9(c)(iv), and for that purpose will have access to the Register. Each Preferred Stock Director and, if applicable, Triggering Event Director elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Corporation (or, if the Board of Directors is classified, until the conclusion of the term of the applicable class of directors) unless, in the case of a Triggering Event Director, such Triggering Event Director has been previously terminated or removed pursuant to Section 9(c)(ii).

(d)    The consent or votes required in Section 9(b) or Section 9(c) shall be in addition to any approval of holders of Preferred Stock which may be required by Law or pursuant to any provision of the Certificate of Incorporation, the Stockholders’ Agreement or the Bylaws.

Section 10. Certificates.

(a)    Transfer Agent. The Corporation may appoint a transfer agent and remove its transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

(b)    Form and Dating. The Series D Preferred Stock shall be initially issued and thereafter evidenced only in definitive, certificated form. Each Series D Preferred Stock certificate shall be dated the date of its authentication.

(c)    Execution and Authentication. Two officers of the Corporation shall sign any Series D Preferred Stock certificate for the Corporation by manual or facsimile signature.

(d)    Transfer and Exchange. When (i) a Series D Preferred Stock certificate is presented to the Corporation or the Corporation’s transfer agent, if any, with a request to register the transfer of such Series D Preferred Stock certificate, or (ii) Series D Preferred Stock certificates are presented to the Corporation or the Corporation’s transfer agent, if any, with a request to exchange such Series D Preferred Stock certificates for a Series D Preferred Stock certificate representing a number of shares of Series D Preferred Stock equal to the combined number of shares of Series D Preferred Stock represented by such presented certificates, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Series D Preferred Stock certificates surrendered for transfer or exchange:

(i)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Corporation’s transfer agent, if any, duly executed by the holder thereof or its attorney duly authorized in writing;

(ii)    are being transferred or exchanged in accordance with the restrictions on Transfer (as defined in the Stockholders’ Agreement) set forth in the Stockholders’ Agreement; and

(iii)    if such Series D Preferred Stock certificates are being delivered to the Corporation or the Corporation’s transfer agent, if any, by a Holder for registration in the name of such Holder, without transfer, a certification is provided from such Holder to that effect.

(e)    Obligations with Respect to Transfers of Series D Preferred Stock.

(i)    Subject to the restrictions on Transfer (as defined in the Stockholders’ Agreement) of the Series D Preferred Stock set forth in the Stockholders’ Agreement, to permit registrations of transfers and exchanges, the Corporation shall execute, and the Corporation’s transfer agent, if any, shall authenticate, Series D Preferred Stock certificates as required pursuant to the provisions of this Section 10(e).

(ii)    All Series D Preferred Stock certificates issued upon any registration of transfer or exchange of Series D Preferred Stock certificates in accordance with Section 10(d) shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate as the Series D Preferred Stock certificates surrendered upon such registration of transfer or exchange.

(iii)    Prior to due presentment for registration of transfer of any shares of Series D Preferred Stock, the Corporation and the Corporation’s transfer agent, if any, may deem and treat the Person in whose name such shares of Series D Preferred Stock are registered as the absolute owner of such Series D Preferred Stock, and neither such transfer agent nor the Corporation shall be affected by notice to the contrary. All notices and communications to be given to the Holders and all payments to be made to Holders under the Series D Preferred Stock shall be given or made only to the Holders.

(f)    Replacement Certificates. If any Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign a replacement Series D Preferred Stock certificate of like tenor and representing an equivalent amount of Series D Preferred Stock. If required by the transfer agent or the Corporation, such Holder shall furnish evidence of loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

(g)    Temporary Certificates. Until definitive Series D Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign temporary Series D Preferred Stock certificates. Temporary Series D Preferred Stock certificates shall be substantially in the form of definitive Series D Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series D Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign definitive Series D Preferred Stock certificates and deliver them in exchange for temporary Series D Preferred Stock certificates.

(h)    Cancellation. In the event the Corporation shall redeem or otherwise acquire Series D Preferred Stock, the Series D Preferred Stock certificates representing such redeemed or acquired shares shall thereupon be delivered to the Corporation or the Corporation’s transfer agent, if any, for cancellation.

(i)    Taxes. The issuance or delivery of shares of Series D Preferred Stock, shares of Common Stock or other securities issued on account of Series D Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including, without limitation, any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series D Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 11. Adjustments to Reference Multiple.

(a)    Adjustments to Reference Multiple. Except as provided in Section 11(d), the Reference Multiple shall be subject to the following adjustments:

(i)    Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Reference Multiple in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Reference Multiple at the opening of business on such Ex-Date by the following fraction:

    OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this Section 11(a)(i) is declared but not so paid or made, the Reference Multiple shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to the Reference Multiple that would be in effect if such dividend or distribution had not been declared.

(ii)    Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Reference Multiple in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Reference Multiple in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

    OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this Section 11(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Reference Multiple shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to the Reference Multiple that would be in effect if such subdivision, split or combination had not been announced.

(iii)    Issuance of Common Stock, Convertible Securities and Options. If the Corporation issues or sells any Common Stock, Convertible Securities or Options (in each case, other than Excluded Stock) without consideration or for consideration per share less than the Market Price of the Common Stock on the last Trading Day immediately preceding the date of such issuance or sale, then the Reference Multiple in effect immediately prior to such issuance or sale shall be adjusted to the price determined by multiplying the Reference Multiple in effect immediately prior to such issuance or sale by the following fraction:

OS0 + (X / MP)
OS0 + Y

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the date of such issuance or sale.

MP = the Market Price of the Common Stock on the last Trading Day immediately preceding the date of such issuance or sale.

X = the aggregate consideration received by the Corporation for the number of shares of Common Stock so issued or sold.

Y = the number of shares of Common Stock so issued or sold.

For the purposes of any adjustment of the Reference Multiple pursuant to this Section 11(a)(iii), the following provisions shall be applicable:

(A)    In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock.

(B)    In the case of the issuance of Common Stock (other than upon the conversion of Convertible Securities) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by

Holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, such consent not to be unreasonably withheld, provided that such fair market value, together with any cash or other consideration received in respect of the Common Stock, shall not for the purposes hereof in any event exceed the aggregate Market Price of the shares of Common Stock on the last Trading Day immediately preceding the date of such issuance or sale.

(C)    In the case of the issuance of (x) Options for Common Stock (whether or not at the time exercisable) or (y) Convertible Securities (whether or not at the time so convertible or exchangeable) or Options for Convertible Securities (whether or not at the time exercisable):

(1)    the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options for Common Stock shall be deemed to have been issued at the time such Options are issued and for a consideration equal to the aggregate consideration (determined in the manner provided in Section 11(a)(iii)(A) and Section 11(a)(iii)(B)), if any, received by the Corporation upon the issuance of such Options plus the aggregate minimum purchase price provided in such Options for the Common Stock covered thereby;

(2)    the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for Convertible Securities, or upon the exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof, shall be deemed to have been issued at the time such Convertible Securities were issued or such Options for Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities or Options for Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 11(a)(iii)(A) and Section 11(a)(iii)(B)), if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities, or upon the exercise of such Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof;

(3)    on any change in the number of shares of Common Stock deliverable upon exercise of any such Options or conversion or exchange of such Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, the Reference Multiple as then in effect shall forthwith be readjusted to the Reference Multiple as would have been obtained had an adjustment been made upon the issuance of such Options not exercised prior to such change, or of such Convertible Securities not converted or exchanged prior to such change, upon the basis of such change;

(4)    if the Reference Multiple shall have been adjusted upon the issuance of any such Options or Convertible Securities (or pursuant to clause (3) immediately above), no further adjustment of the Reference Multiple shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; and

(5)    upon the expiration or termination of any unexercised Options (or portion thereof) or any unconverted or unexchanged Convertible Securities (or portion thereof) for which any adjustment was made pursuant to this Section 11(a)(iii) (including without limitation upon the redemption or purchase for consideration of all or any portion of such Options or Convertible Securities by the Corporation), the Reference Multiple then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 11(a)(iii) to the Reference Multiple which would have been in effect at the time of such expiration or termination had such unexercised Options (or portion thereof) or unconverted or unexchanged Convertible Securities (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(D)    For the avoidance of doubt, the number of shares of Common Stock outstanding immediately prior to the date of any issuance or sale of Common Stock, Convertible Securities or Options shall include only the number of shares of Common Stock actually outstanding as of such time and shall not include any shares of Common Stock deliverable upon (i) conversion of or in exchange for Convertible Securities, (ii) exercise of Options for Common Stock or (iii) exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof.

(iv)    Other Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any cash dividends to the extent a corresponding cash dividend is paid on the Preferred Stock pursuant to Section 4(a)(i), (b) dividends or distributions referred to in Section 11(a)(i), (c) Convertible Securities or Options referred to in Section 11(a)(iii) or (d) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Reference Multiple in effect immediately prior to the Ex-Date for such distribution shall be adjusted by multiplying the Reference Multiple in effect immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0 = the Market Price of the Common Stock on the date immediately prior to the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by Holders of a majority of the outstanding shares of Series D Preferred Stock, such consent not to be unreasonably withheld, provided that such value shall not for the purposes hereof in any event be equal to or greater than the Market Price of the Common Stock on such date.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Reference Multiple will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying the Reference Multiple in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPS

Where,

MP0 = (i) if the Common Stock is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of the Common Stock for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if the Common Stock is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of the Common Stock on the effective date of such distribution.

MPs = (i) if the capital stock or equity interests distributed to the holders of shares of Common Stock are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, an amount equal to the product of (x) the number of shares of such capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock and (y) the Market Price of such capital stock or equity interests for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if such capital stock or equity interests are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on the effective date of such distribution.

In the event that such distribution described in this Section 11(a)(iv) is not so paid or made, the Reference Multiple shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Reference Multiple that would then be in effect if such dividend or distribution had not been declared.

(v)    Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock that involves the payment by the Corporation of consideration per share of Common Stock that exceeds the Market Price of the Common Stock on the effective date of such Pro Rata Repurchase (provided that if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined by a nationally recognized independent investment banking firm that has for this purpose (x)

been selected by the Board of Directors, and (y) been consented to by Holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, such consent not to be unreasonably withheld, then the Reference Multiple in effect immediately prior to the effective date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the effective date of such Pro Rata Repurchase) by multiplying the Reference Multiple in effect immediately prior to the effective date of such Pro Rata Repurchase by the following fraction:

(OS0 × SP0) – AC
SP0 × OS1

Where,

SP0 = the Market Price of the Common Stock on the Trading Day immediately preceding the first announcement of the intent to effect such Pro Rata Repurchase.

OS0 = the number of shares of Common Stock outstanding at the effective date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered and not withdrawn or exchanged shares.

OS1= the number of shares of Common Stock outstanding at the effective date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares purchased in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, in the case of non-cash consideration, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by Holders of a majority of the outstanding shares of Preferred Stock, voting as a separate class, such consent not to be unreasonably withheld, based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for purchase (the “Purchased Shares”).

In the event that the Corporation, or one of its Affiliates, is obligated to purchase shares of Common Stock pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Reference Multiple shall be readjusted to be the Reference Multiple that would then be in effect if such Pro Rata Repurchase had not been made.

(b)    Other Adjustments.

(i)    The Corporation may make decreases in the Reference Multiple, in addition to any other decreases required by this Section 11, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.

(ii)    If the Corporation takes any action affecting the Common Stock, other than an action described in Section 11(a), which upon a determination by the Board of Directors (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL) would materially adversely affect the rights of the Holders of shares of Series D Preferred Stock, the Reference Multiple shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(c)    Successive Adjustments. Successive adjustments in the Reference Multiple shall be made, without duplication, whenever any event specified in Section 11(a) or Section 11(b) shall occur.

(d)    Statement Regarding Adjustments; Notices. Whenever the Reference Multiple is to be adjusted in accordance with one or more of Section 11(a) or Section 11(b), the Corporation shall: (i) compute the Reference Multiple in accordance with Section 11(a) or Section 11(b); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 11(a) (but only if the action of the type described in Section 11(a) would result in an adjustment to the Reference Multiple), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Reference Multiple or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Reference Multiple pursuant to one or more of Section 11(a) or Section 11(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Reference Multiple shall be adjusted pursuant to one or more of Section 11(a) or Section 11(b), the Corporation shall, as soon as practicable following the determination of the revised Reference Multiple, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Reference Multiple that shall be in effect after such adjustment and the method by which the adjustment to the Reference Multiple was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

Section 12. Miscellaneous.

(a)    Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this

Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Series D Preferred Stock as set forth in this Certificate.

(b)    Status of Shares. Shares of Series D Preferred Stock which have been redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 9, designated as part of a particular series of Preferred Stock by the Board of Directors.

(c)    Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its principal executive offices as set forth in its filings with the U.S. Securities and Exchange Commission, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(d)    Severability. If any right, preference or limitation of the Series D Preferred Stock set forth in this Certificate (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(e)    Other Rights. The shares of Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation, in any contractual arrangement with the Corporation, or as provided by applicable Law.

(f)    Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g)    Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 1st day of May, 2017.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Curtis W. Stoelting
	Name:	Curtis W. Stoelting
	Title:	Chief Executive Officer

[Signature Page to the Certificate of Designations (Series D Preferred Stock)]